Exhibit 10.2
H&R BLOCK, INC.
2003 LONG-TERM EXECUTIVE COMPENSATION PLAN
GRANT AGREEMENT
     This Grant Agreement is entered into by and between H&R Block, Inc., a Missouri corporation (the “Company”), and [Participant Name] (“Participant”).
     WHEREAS, the Company provides certain incentive awards to key employees of subsidiaries of the Company under the H&R Block, Inc. 2003 Long-Term Executive Compensation Plan (the “Plan”);
     WHEREAS, receipt of such Awards under the Plan are conditioned upon a Participant’s execution of a Grant Agreement within 180 days of [Grant Date], wherein Participant agrees to abide by certain terms and conditions authorized by the Compensation Committee of the Board of Directors;
     WHEREAS, the Participant has been selected by the Compensation Committee or the Chief Executive Officer of the Company as a key employee of one of the subsidiaries of the Company and is eligible to receive Awards under the Plan.
     NOW THEREFORE, in consideration of the parties promises and agreements set forth in this Grant Agreement, the sufficiency of which the parties hereby acknowledge,
IT IS AGREED AS FOLLOWS:
1. Definitions. Whenever a term is used in this Agreement or an Award Certificate issued under the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
     1.1 Amount of Gain Realized. The Amount of Gain Realized shall be equal to the number of Shares delivered to the Participant multiplied by the Fair Market Value (FMV) of one Share of the Company’s Common Stock on the date the Shares were no longer considered to be held by the Company.
     1.2 Change of Control means the occurrence of one or more of the following events:
     (a) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons shall not be considered to cause a change in the ownership of the corporation. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Section 1.2(a).
     (b) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35 percent or more of the total voting power of the stock of the Company. If any one person, or more than one person acting as a group, is considered to effectively control a corporation within the meaning of Treasury Regulation §1.409A-3(i)(5)(vi), the acquisition of additional control of the corporation by the same person or persons is not considered to cause a change in the effective control of the corporation.
     (c) A majority of members of the Company’s Board of Directors (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by two-thirds (2/3) of the members of the Board before the date of such appointment or election.
     (d) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in Control event under this Section 1.2(d) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to: (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock; (ii) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (iii) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company; or (iv) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii) above.
For purposes of the foregoing, persons will be considered acting as a group in accordance with Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, and Section 409A of the Code.
     1.3 Code. Code means the Internal Revenue Code of 1986, as amended.
     1.4 Committee. Committee means the Compensation Committee of the Board of Directors for H&R Block, Inc.
     1.5 Common Stock. Common Stock means the common stock, without par value, of the Company.

     1.6 Company. Company means H&R Block, Inc., a Missouri corporation, and, unless the context otherwise requires, includes its “subsidiary corporations” (as defined in Section 424(f) of the Internal Revenue Code) and their respective divisions, departments and subsidiaries and the respective divisions, departments and subsidiaries of such subsidiaries.
     1.7 Closing Price. Closing Price shall mean the last reported market price for one share of Common Stock, regular way, on the New York Stock Exchange (or any successor exchange or stock market on which such last reported market price is reported) on the day in question. In the event the exchange is closed on the day on which Closing Price is to be determined or if there were no sales reported on such date, Closing Price shall be computed as of the last date preceding such date on which the exchange was open and a sale was reported.
     1.8 Disability. Disability or disabled shall be as defined in the employment practices or policies of the applicable subsidiary of the Company in effect from time to time during the term hereof or, absent such definition, then as defined in the H&R Block Retirement Savings Plan or any successor plan thereto.
     1.9 Fair Market Value. Fair Market Value (“FMV”) means the Closing Price for one share of H&R Block, Inc. Stock.
     1.10 Last Day of Employment. Last Day of Employment means the date the Participant ceases for whatever reason to be an employee and is not immediately thereafter and continuously employed as a regular active employee by any other direct or indirect subsidiary of the Company
     1.11 Line of Business. Line of Business of the Company means any line of business of the subsidiary of the Company by which Participant was employed as of the Last Day of Employment, as well as any one or more lines of business of any other subsidiary of the Company by which Participant was employed during the two-year period preceding the Last Day of Employment, provided that, if Participant’s employment was, as of the Last Day of Employment or during the two-year period immediately prior to the Last Day of Employment, with H&R Block Management, LLC or any successor entity thereto, “Line of Business of the Company” shall mean any lines of business of the Company and all of its subsidiaries.
     1.12 Qualifying Termination. Qualifying Termination shall mean Participant’s termination of employment which meets the definition of a “Qualifying Termination” under a severance plan sponsored by the Company or a subsidiary of the Company. In the event that no formal severance plan exists for the Participant’s subsidiary, the definition of “Qualifying Termination” contained in any applicable severance plan for the Company will govern.
     1.13 Restricted Shares. Restricted Share (“Shares”) means a share of Common Stock issued to a Participant under the Plan subject to such terms and conditions, including without limitation, forfeiture or resale to the Company, and to such restrictions against sale, transfer or other disposition, as the Committee may determine at the time of issuance.
     1.14 Retirement. Retirement means the Participant’s voluntary termination of employment with the Company and each of its subsidiaries, at or after attaining age 65.
2. Restricted Shares.
     2.1 Issuance of Shares. As of [Grant Date] (the “Award Date”), the Company shall issue [Number of Shares Granted] [Grant Type] (the “Shares”) evidenced by this Grant Agreement to the Participant which shall be held by the Company and subject to the substantial risk of forfeiture.
     2.2 Substantial Risk of Forfeiture. Each grant of an Award shall provide that the Shares covered thereby shall be subject to a “substantial risk of forfeiture” within the meaning of Code Section 83 for a period time as designated by Section 2.7, and any such Award may provide for the earlier termination of such risk of forfeiture in the event of change of control of the Company or other similar transaction or event.
     2.3 Restrictions on Transfer. During for period the Shares are subject to substantial risk of forfeiture, the Shares shall be held by the Company, or its transfer agent or other designee and shall be subject to restrictions on transfer.
     2.4 Dividends and Voting Rights. During the time that the Company, or its transfer agent or other designee, continues to hold any Shares subject to substantial risk of forfeiture, the Participant shall be entitled to receive any dividends paid with respect to such Shares and to vote such Shares on any matters submitted by the Company to its shareholders. Dividends paid with respect to such Shares may not be reinvested under the H&R Block, Inc. Dividend Reinvestment Plan, as amended.
     2.5 Requirement of Employment. The Participant must remain in continuous employment of the Company during the period any Shares are subject to substantial risk of forfeiture. Absent an agreement to the contrary, if Participant’s employment with the Company should terminate for any reason, other than Retirement, all Shares then held by the Company or its transfer agent or other designee, if any, shall be forfeited by the Participant and Participant authorizes the Company and its stock transfer agent to cause delivery, transfer and conveyance of the Shares to the Company.
     2.6 Delivery of Shares. Any Shares to be delivered to the Participant by the Company in accordance with the following Schedule:

Percent of Shares Subject to Vesting
Vesting Date	on Such Vesting Date
First Anniversary of the Award Date	25%
Second Anniversary of the Award Date	25%
Third Anniversary of the Award Date	25%
Fourth Anniversary of the Award Date	25%

Upon the vesting date, Shares shall be transferred directly into a brokerage account established for the Participant at a financial institution the Committee shall select at its sole discretion (the “Financial Institution”) or delivered in certificate form free of restrictions, such method to be selected by the Committee in its sole discretion. The Participant agrees to complete any documentation with the Company or the financial institution that is necessary to affect the transfer of Shares to the financial institution before the delivery will occur.
     2.7 Acceleration of Vesting. Notwithstanding Section 2.6, the Participant shall become vested in all or a portion of the Shares awarded under this Grant Agreement on the occurrence of any of the following events:
     (a) Change of Control. In the event the Participant incurs a Qualifying Termination in the 24 months immediately following a Change of Control, as defined in Section 1.2, such Participant shall become 100% vested in all outstanding Shares granted under this Grant Agreement. Receipt of this award may be conditioned upon Participant’s execution of a separation agreement.
     (b) Qualifying Termination. The Participant experiences a Qualifying Termination, all or a portion of the then outstanding Shares granted under this Grant Agreement shall vest according to the terms of the applicable severance plan. Receipt of this award may be conditioned upon Participant’s execution of a separation agreement.
     (c) Retirement. If a Participant retires from employment with any subsidiary of the Company at least one year after the anniversary of the Grant Date, all Shares issued on such Grant Date shall no longer be considered to be held by the Company. Receipt of this retirement award may be conditioned upon Participant’s execution of a separation agreement.
3. Covenants.
     3.1 Consideration for Award under the Plan Participant acknowledges that Participant’s agreement to this Section 3 is a key consideration for any Award under the Plan. Participant hereby agrees to abide by the Covenants set forth in Sections 3.2, 3.3, and 3.4.
     3.2 Covenant Against Competition. During the period of Participant’s employment and for two (2) years after his/her Last Day of Employment, Participant acknowledges and agrees he/she will not engage in, or own or control any interest in, or act as an officer, director or employee of, or consultant, advisor or lender to, any entity that engages in any business that is competitive with the primary business activities of the Company’s Tax Services business which are tax preparation, accounting, and small business services.
     3.3 Covenant Against Hiring. Participant acknowledges and agrees the he/she will not directly or indirectly recruit, solicit, or hire any Company employee or otherwise induce any such employee to leave the Company’s employment during the period of Participant’s employment and for one (1) year after his/her Last Day of Employment.
     3.4 Covenant Against Solicitation. During the period of Participant’s employment and for two (2) years after his/her Last Day of Employment, Participant acknowledges and agrees that he/she will not directly or indirectly solicit or enter into any business transaction of the nature performed by the Company with any Company client for which Participant personally performed services or acquired material information.
     3.5 Forfeiture of Rights. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, Participant shall forfeit all rights to payments or benefits under the Plan. All Shares held by the Company and subject to forfeiture on such date shall terminate.
     3.6 Remedies. Notwithstanding anything herein to the contrary, if Participant violates any provisions of this Section 3, whether prior to, on or after any Settlement of an Award under the Plan, then Participant shall promptly pay to Company an amount equal to the aggregate Amount of Gain Realized by the Participant on all Shares received after a date commencing one year prior to Participant’s Last Day of Employment. The Participant shall pay Company within three (3) business days after the date of any written demand by the Company to the Participant.
     3.7 Remedies payable in Company’s Common Stock or Cash. The Participant shall pay the amounts described in Section 3.6 in the Company’s Common Stock or cash.
     3.8 Remedies without Prejudice. The remedies provided in this Section 3 shall be without prejudice to the rights of the Company and/or the rights of any one or more of its subsidiaries to recover any losses resulting from the applicable conduct of the Participant and shall be in addition to any other remedies the Company and/or any one or more subsidiaries may have, at law or in equity, resulting from such conduct.
     3.9 Survival. Participant’s obligations in this Section 3 shall survive and continue beyond settlement of all Awards under the Plan and any termination or expiration of this Agreement for any reason.
4. Transfer Restrictions.
     4.1 Transfer Restrictions on Shares. During the period that Shares are held by the Company hereunder for delivery to the Participant, such Shares and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt, contrary to the terms hereof, to transfer, assign, pledge, hypothecate, or otherwise so dispose of such Shares or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment, or similar process upon such Shares or the rights and privileges hereby granted, then and in any such event this Agreement and the rights and privileges hereby granted shall immediately terminate. Immediately after such termination, such Shares shall be forfeited by the Participant and the Participant hereby authorizes the Company and its stock transfer agent to cause the delivery, transfer and conveyance of such Shares to the Company.
     4.2 Non-Transferability of Awards Generally. Any Award (including all rights, privileges and benefits conferred under such Award) shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment, or similar process upon the rights and privileges hereby granted, then and in any such event such Award and the rights and privileges hereby granted shall immediately become null and void.
5. Miscellaneous.
     5.1 No Employment Contract. This Agreement does not confer on the Participant any right to continued employment for any period of time, is not an employment contract, and shall not in any manner modify any effective contract of employment between the Participant and any subsidiary of the Company.
     5.2 Clawback for Negligence or Misconduct. If the Committee determines that the Participant has engaged in negligence or intentional misconduct that results in a significant restatement of the Company’s financial results and a resulting overpayment in compensation or Awards under this Plan, the Committee may seek reimbursement of any portion of the Amount of Gain Realized from such Awards where such Awards were greater than the Awards would have been if calculated on the restated financial results.
     5.3 Adjustment of Shares. If there shall be any change in the capital structure of the Company, including but not limited to a change in the number or kind of the outstanding shares of the Common Stock resulting from a stock dividend or split-up, or combination or reclassification of such shares (or of any stock or other securities into which shares shall have been changed, or for which they shall have been exchanged), then the Board of Directors of the Company shall make such equitable adjustments with respect to the Shares, or any other provisions of the Plan, as it deems necessary or appropriate to prevent dilution or enlargement of the Stock Option rights hereunder or of the shares subject to this Grant Agreement.

     5.4 Merger, Consolidation, Reorganization, Liquidation, etc. If the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, reorganization, or liquidation, the Board of Directors shall, acting in its absolute and sole discretion, make such arrangements, which shall be binding upon the Participant of outstanding Awards, including but not limited to, the substitution of new Awards or for any Awards then outstanding, the assumption of any such Awards and the termination of or payment for such Awards.
     5.5 Interpretation and Regulations. The Board of Directors of the Company shall have the power to provide regulations for administration of the Plan by the Committee and to make any changes in such guidelines as from time to time the Board may deem necessary. The Committee shall have the sole power to determine, solely for purposes of the Plan and this Agreement, the date of and circumstances which shall constitute a cessation or termination of employment and whether such cessation or termination is the result of retirement, death, disability or termination without cause or any other reason, and further to determine, solely for purposes of the Plan and this Agreement, what constitutes continuous employment with respect to the delivery of Shares under the Grant Agreement (except that leaves of absence approved by the Committee or transfers of employment among the subsidiaries of the Company shall not be considered an interruption of continuous employment for any purpose under the Plan).
     5.6 Reservation of Rights. If at any time counsel for the Company determines that qualification of the Shares under any state or federal securities law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the executing an Award or benefit under the Plan, then such action may not be taken, in whole or in part, unless and until such qualification, registration, consent or approval shall have been effected or obtained free of any conditions such counsel deems unacceptable.
     5.7 Reasonableness of Restrictions, Severability and Court Modification. Participant and the Company agree that, the restrictions contained in this Agreement are reasonable, but, should any provision of this Agreement be determined by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable or unreasonable in scope, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby, and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and Participant to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court, and, as so amended will be enforced.
     5.8 Withholding of Taxes. To the extent that the Company is required to withhold taxes in compliance with any federal, state, local or foreign law in connection with any payment made or benefit realized by a Participant or other person under this Plan, it shall be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for the payment of all such taxes required to be withheld. At the discretion of the Committee, such arrangements may include relinquishment of a portion of such benefit. In the event the Participant has not made arrangements, the Company shall withhold the amount of such tax obligations from such dividend payment or instruct the Participant’s employer to withhold such amount from the Participant’s next payment(s) of wages. The Participant authorizes the Company to so instruct the Participant’s employer and authorizes the Participant’s employer to make such withholdings from payment(s) of wages.
     5.9 Waiver. The failure of the Company to enforce at any time any terms, covenants or conditions of this Agreement shall not be construed to be a waiver of such terms, covenants or conditions or of any other provision. Any waiver or modification of the terms, covenants or conditions of this Agreement shall only be effective if reduced to writing and signed by both Participant and an officer of the Company.
     5.10 Notices. Any notice to be given to the Company or election to be made under the terms of this Agreement shall be addressed to the Company (Attention: Long-Term Incentive Department) at One H&R Block Way, Kansas City Missouri 64105 or at such other address as the Company may hereafter designate in writing to the Participant. Any notice to be given to the Participant shall be addressed to the Participant at the last address of record with the Company or at such other address as the Participant may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given when deposited in the United States mail via regular or certified mail, addressed as aforesaid, postage prepaid.
     5.11 Choice of Law. This Grant Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Missouri without reference to principles of conflicts of laws.
     5.12 Choice of Forum and Jurisdiction. Participant and Company agree that any proceedings to enforce the obligations and rights under this Grant Agreement must be brought in Missouri District Court located in Jackson County, Missouri, or in the United States District Court for the Western District of Missouri in Kansas City, Missouri. Participant agrees and submits to personal jurisdiction in either court. Participant and Company further agree that this Choice of Forum and Jurisdiction is binding on all matters related to Awards under the Plan and may not be altered or amended by any other arrangement or agreement (including an employment agreement) without the express written consent of Participant and H&R Block, Inc.
     5.13 Attorneys Fees. Participant and Company agree that in the event of litigation to enforce the terms and obligations under this Grant Agreement, the party prevailing in any such cause of action will be entitled to reimbursement of reasonable attorney fees.
     5.14 Relationship of the Parties. Participant acknowledges that this Grant Agreement is between H&R Block, Inc. and Participant. Participant further acknowledges that H&R Block, Inc. is a holding company and that Participant is not an employee of H&R Block, Inc.

     5.15 Headings. The section headings herein are for convenience only and shall not be considered in construing this Agreement.
     5.16 Amendment. No amendment, supplement, or waiver to this Agreement is valid or binding unless in writing and signed by both parties.
     5.17 Execution of Agreement. This Agreement shall not be enforceable by either party, and Participant shall have no rights with respect to the Long Term Incentive Award, unless and until it has been (1) signed by Participant and on behalf of the Company by an officer of the Company, provided that the signature by such officer of the Company on behalf of the Company may be a facsimile or stamped signature, and (2) returned to the Company.
In consideration of said Award and the mutual covenants contained herein, the parties agree to the terms set forth above.
     The parties hereto have executed this Grant Agreement.

Associate Name:	[Participant Name]

Date Signed:	[Acceptance Date]
H&R BLOCK, INC.
By:
Russ Smyth,
President and Chief Executive Officer